Exhibit 2.7

NEITHER THE ISSUANCE AND SALE OF THIS NOTE NOR THIS NOTE INTO WHICH THESE SECURITIES MAY BE CONVERTED HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT, (B) AN OPINION OF COUNSEL TO THE HOLDER (IF REQUESTED BY THE COMPANY), IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OR (C) UNLESS SOLD OR ELIGIBLE TO BE SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER THE SECURITIES ACT, IN EACH CASE IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY SUCH SECURITIES, SUBJECT TO COMPLIANCE WITH APPLICABLE SECURITIES LAWS.

MARIS-TECH LTD.

FORM OF CONVERTIBLE PROMISSORY NOTE

Principal Amount: $500,000	Issuance Date: November [_], 2025

1. Principal. Maris-Tech Ltd., a company incorporated under the laws of the State of Israel (the “Company”), for value received, hereby promises to satisfy its obligation to pay to Xylo Technologies Ltd. (the “Holder”) the principal sum of $500,000 (the “Principal”), solely through the issuance of duly authorized, validly issued, fully paid and non-assessable Ordinary Shares upon conversion of this Convertible Promissory Note (this “Note”) in accordance with Section 4 hereof. No cash payment of Principal or interest shall be required or permitted. This Note does not bear interest and is issued pursuant to that certain Note Purchase Agreement, dated as of November [_], 2025, by and between the Company and the Holder, as it may be amended from time to time (the “Purchase Agreement”).

2. Definitions.

“Shareholder Approval” means such approval as may be required by applicable Israeli law from the shareholders of the Company to the issuance of Ordinary Shares upon conversion of this Note in excess of any applicable limitations.

Capitalized terms used but not defined herein have the meanings given in the Purchase Agreement. Upon conversion of this Note as provided herein, this Note shall be terminated and surrendered to the Company for cancellation.

3. No Cash Payments.

3.1 Notwithstanding anything to the contrary herein, the Company shall not be required or permitted to make any cash payments of Principal (and no interest shall accrue). The Company’s obligations under this Note shall be satisfied solely through the issuance of Ordinary Shares upon conversion pursuant to Section 4 hereof.

3.2 The Company shall have no right to prepay this Note in cash, and the Holder shall have no right to demand any cash payment.

3.3 Whenever any action or obligation hereunder shall be due on a day other than a Business Day, such action shall be made on the next succeeding Business Day.

4. Conversion.

4.1 Conversion Right.

(a) Subject to the terms and conditions of this Section 4, the Holder shall have the right, but not the obligation, to convert at any time on or after the date that is twelve (12) months following the Issuance Date (the “Conversion Eligibility Date”) any or all of the then-outstanding Principal (the “Conversion Amount”), in each case into validly issued, fully paid and non-assessable ordinary shares, no par value per share (“Ordinary Shares”), of the Company in accordance with the conversion formula and Conversion Price set forth in Section 4.2 hereof.

(b) The Company and the Holder may, at any time and from time to time, by mutual written consent, shorten the Conversion Eligibility Date, in which case the Holder shall be entitled to exercise its conversion rights pursuant to this Section 4 from and after such earlier date(s) as so agreed.

(c) Notwithstanding anything to the contrary in this Note, on the date that is twenty-four (24) months following the Issuance Date, any then-outstanding Principal shall automatically convert into Ordinary Shares in accordance with the conversion formula and Conversion Price set forth in Section 4.2 hereof, and such conversion shall be deemed effective without any action required by the Holder; provided, however, that if Shareholder Approval has not been obtained and, as a result, the Holder is not permitted to receive all Ordinary Shares otherwise issuable upon such automatic conversion, then the twenty-four (24) month period shall be automatically extended until the earlier of (i) the date on which such Shareholder Approval is obtained, or (ii) the date on which such issuance may occur without requiring Shareholder Approval.

4.2 Conversion Price; Conversion Formula. The number of Ordinary Shares issuable upon any conversion of this Note pursuant to this Section 4 shall be determined by dividing (x) the Conversion Amount, as specified in the relevant Notice of Conversion (as defined below) by (y) the Conversion Price. For each conversion, the “Conversion Price” shall be equal to seventy percent (70%) of the lowest daily volume weighted average price (“VWAP”) per Ordinary Share for the five (5) consecutive Trading Days immediately preceding the applicable Conversion Date; provided, however, that the Conversion Price shall not be lower than an eighty percent (80%) discount to the closing trading price of the Ordinary Shares on the Trading Market on the Issuance Date. No fractional Ordinary Shares shall be issued upon conversion of this Note. If the issuance would result in the issuance of a fraction of an Ordinary Share, the number of Ordinary Shares to be issued to the Holder shall be rounded up to the nearest whole Ordinary Share.

For purposes of this Note, “VWAP” means, for any Trading Day, the per share volume-weighted average price of the Ordinary Shares as reported by Bloomberg L.P. (or, if Bloomberg L.P. is not then reporting such information, by such other reputable reporting service as the Company may reasonably select in good faith) for such Trading Day on the principal Trading Market on which the Ordinary Shares are then listed or quoted. “Trading Day” means a day on which the Ordinary Shares are traded on the Trading Market. “Trading Market” means any of the following markets or exchanges on which the Ordinary Shares are listed or quoted for trading on the date in question: OTCQB, the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, or the New York Stock Exchange (or any successors to any of the foregoing).

4.3 Mechanics of Conversion.

(a) Notice of Conversion. To convert any Conversion Amount into Ordinary Shares on any date (a “Conversion Date”), the Holder shall deliver to the Company a duly completed and executed notice of conversion (a “Notice of Conversion”) in the form attached hereto as Exhibit A by hand delivery, by nationally recognized overnight courier, by electronic mail (pdf) to the applicable notice address set forth in the Purchase Agreement or by any other customary means of delivery acceptable to the Company; provided, however, that (i) any Notice of Conversion must be delivered either (A) prior to the opening of regular trading hours on the Trading Market or (B) after the close of regular trading hours on the Trading Market on such day, and (ii) each Notice of Conversion must relate to a Conversion Amount of not less than $500,000, unless the remaining outstanding Principal is less than $500,000, in which case the Holder may convert such remaining balance in full. For the avoidance of doubt, the minimum conversion amount set forth in this Section 4.3(a) applies only to voluntary conversions by the Holder pursuant to Section 4.1, and does not apply to any automatic conversion pursuant to Section 4.1(c).

(b) Issuance of Ordinary Shares. On or before the second (2nd) Trading Day following the date of receipt of a Notice of Conversion (or such earlier date as may be required by applicable law or the rules of the Trading Market), the Company shall issue or cause to be issued and delivered to the Holder (or its designee) the number of Ordinary Shares issuable upon such conversion, which Ordinary Shares shall be issued as book-entry positions in the name of the Holder and shall be free and clear of any liens or encumbrances other than restrictions imposed by applicable securities laws.

(c) Effect of Conversion. Upon the applicable Conversion Date: (i) the Conversion Amount shall be deemed paid and satisfied in full, (ii) the outstanding Principal shall be reduced by such Conversion Amount, and (iii) the Holder shall thereafter have no rights hereunder with respect to such converted portion of this Note, in each case without any further action by the Holder and whether or not this Note is surrendered to the Company; provided, however, that the Holder shall deliver this Note to the Company for cancellation promptly following the conversion of this Note in full.

(d) Book-Entry; Surrender Not Required for Partial Conversions. The Holder shall not be required to physically surrender this Note to the Company in order to effect any conversion hereunder, except that surrender of this Note shall be required (i) upon conversion of this Note in full or (ii) if the Holder requests that the Company issue a new Note reflecting the remaining outstanding Principal following a partial conversion. The Company and the Holder shall each maintain a register or other customary records showing the Principal converted and the dates of such conversions.

4.4 Limitations on Conversions.

(a) Beneficial Ownership. The Holder shall not have the right to convert any portion of this Note to the extent that after giving effect to such conversion, the Holder, together with any affiliate thereof, would beneficially own (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder) in excess of 9.99% of the number of Ordinary Shares outstanding immediately after giving effect to such conversion. The Holder shall have the authority and obligation to determine whether the restriction contained in this Section 4.4(a) will limit any particular conversion hereunder and to the extent that the Holder determines that the limitation contained in this Section 4.4(a) applies, the determination of which portion of the Principal amount of this Note is convertible shall be the responsibility and obligation of the Holder. If the Holder has delivered a Notice of Conversion for a Principal amount of this Note that, without regard to any other shares that the Holder or its affiliates may beneficially own, would result in the issuance in excess of the permitted amount hereunder, the Company shall notify the Holder of this fact and shall honor the conversion for the maximum Principal amount permitted to be converted on such Conversion Date in accordance with Section 4.1 and any Principal amount tendered for conversion in excess of the permitted amount hereunder shall remain outstanding under this Note.

(b) Shareholder Approval Limitation. Notwithstanding anything to the contrary in this Note, the Company shall not issue any Ordinary Shares upon any conversion of this Note (whether voluntary or automatic) to the extent that such issuance, together with all prior issuances of Ordinary Shares pursuant to this Note, would exceed the maximum number of Ordinary Shares that the Company may issue without obtaining Shareholder Approval under applicable Israeli law. The Company shall be permitted to issue Ordinary Shares in excess of such limitations only after obtaining Shareholder Approval. To the extent Shareholder Approval is required, the Company shall use commercially reasonable efforts to obtain such approval as promptly as reasonably practicable, and, pending receipt of such approval, the Company shall be obligated to issue Conversion Shares only up to the limitations set forth in this Note. If, absent such Shareholder Approval, the conversion of any portion of this Note would exceed such limit, then (i) the Company shall issue to the Holder the maximum number of Ordinary Shares permitted at such time, and (ii) any remaining unconverted portion of the applicable Conversion Amount shall remain outstanding until such time as Shareholder Approval is obtained or such issuance may occur without requiring Shareholder Approval.

(c) Limitation under Section 328 of the Israeli Companies Law. Notwithstanding anything to the contrary in this Note, the Holder acknowledges and agrees that it may not beneficially own any Ordinary Shares or Ordinary Share equivalents in an amount equal to more than 44.99% of the Company’s outstanding Ordinary Shares at any time without having received approval of the Company’s shareholders under Section 328 of the Israeli Companies Law, 5759-1999 (the “Companies Law”). Such Holder further acknowledges and agrees that the Company has not agreed to seek shareholder approval under Section 328 of the Companies Law to permit any purchaser to beneficially own in excess of 44.99% of the Company’s outstanding Ordinary Shares.

4.5 Adjustments for Share Splits and Similar Events. If the Company, at any time while this Note is outstanding, (a) pays a share dividend or otherwise makes a distribution payable in Ordinary Shares, (b) subdivides (by any share split, share dividend, recapitalization or otherwise) its outstanding Ordinary Shares into a larger number of shares, (c) combines (including by way of reverse share split) its outstanding Ordinary Shares into a smaller number of shares or (d) issues by reclassification of Ordinary Shares any shares of capital stock of the Company, then the Conversion Price and the number of Ordinary Shares issuable upon conversion of this Note shall be appropriately and proportionately adjusted so that the Holder is entitled to receive the number of Ordinary Shares or other securities or property that the Holder would have received if the Conversion Amount had been converted immediately prior to such event. Any adjustment made pursuant to this Section 4.5 shall become effective (i) in the case of a share dividend or distribution, immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and (ii) in the case of a subdivision, combination or reclassification, immediately after the effective date of such event.

4.6 Certain Corporate Transactions. In case of any (a) merger, consolidation or other business combination of the Company with or into another Person in which the Ordinary Shares are converted into or exchanged for securities, cash or other property, or (b) sale of all or substantially all of the Company’s assets, then, upon any subsequent conversion of this Note, the Holder shall have the right to receive, in lieu of the number of Ordinary Shares otherwise issuable upon such conversion, the kind and amount of securities, cash or other property that such Holder would have been entitled to receive upon such merger, consolidation, business combination or sale if the Conversion Amount had been converted into Ordinary Shares immediately prior to such transaction (without regard to any limitations on conversion contained herein). The provisions of this Section 4.6 shall be applied successively to any such transaction or series of related transactions.

4.7 Reservation of Ordinary Shares. So long as this Note remains outstanding, the Company shall reserve and keep available out of its authorized but unissued share capital the maximum number of Ordinary Shares required to permit the issuance of all Ordinary Shares that may be issued upon conversion of this Note in full, without regard to any limitations on conversion contained herein (the “Required Reserve Amount”). The Company shall not reduce the Required Reserve Amount other than proportionally in connection with any conversion of this Note (or in connection with a reverse share split). If at any time the number of authorized but unissued Ordinary Shares is insufficient to permit the Company to maintain the Required Reserve Amount, the Company shall promptly take all corporate actions necessary to increase its authorized share capital as promptly as practicable, including causing its board of directors to recommend that its shareholders approve such increase and, if necessary, calling a special meeting of shareholders for such purpose.

5. Events of Default. If there shall be any Event of Default (as defined below), at the option and upon the declaration of the Holder and upon written notice to the Company (which election and notice shall not be required in the case of an Event of Default under clauses (b) or (c) below), this Note shall accelerate and the entire outstanding Principal shall become due and payable. The occurrence of any one or more of the following shall constitute an “Event of Default”: (a) the Company fails to deliver Ordinary Shares to the Holder in accordance with Section 4.3(b) within five (5) Trading Days after the applicable date on which such Ordinary Shares are required to be delivered (other than as a result of any act or omission of the Holder); (b) the Company files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing; (c) an involuntary petition is filed against the Company (unless such petition is dismissed or discharged within ninety (90) days under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of the Company; (d) there shall be a dissolution or termination of existence of the Company’s business for a continuous period of twenty (20) days; or (e) the Ordinary Shares cease to be listed or quoted for trading on the Trading Market for a period of ten (10) consecutive Trading Days (other than in connection with a change in the Trading Market or a change in the Company’s jurisdiction of incorporation or corporate reorganization that does not materially adversely affect the Holder).

6. Assignment. Subject to the restrictions on transfer described in Section 8 hereof, the Holder may not assign this Note or any of its rights or obligations hereunder without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed. The rights and obligations of the Company and the Holder of this Note shall be binding upon and benefit the successors, permitted assigns, heirs, administrators and transferees of the parties. Effective upon any such permitted assignment, any party to whom such rights, interests and obligations were assigned by the Holder shall have all of the Holder’s rights, interests and obligations hereunder as if such party were the original Holder of this Note.

7. Amendments and Waivers. Any term of this Note may be amended and the observance of any term of this Note may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the Holder. Any amendment or waiver so effected shall be binding upon each holder of any securities purchased under the Purchase Agreement (including this Note) at the time outstanding (including securities into which such securities have been converted), each future holder of all such securities and the Company. The Holder acknowledges that by the operation of this Section 7 the Holder will have the right and power to diminish or eliminate all rights of such Holder under this Note.

8. Transfer of this Note or Ordinary Shares. Subject to compliance with applicable federal and state securities laws and Section 4 above, the Holder may transfer this Note and the Ordinary Shares issued upon any conversion by delivering to the Company notice and a brief description of the proposed transfer along with any investment representation letter and legal opinion that may be requested by the Company. This Note and the Ordinary Shares issued upon any conversions so transferred shall bear a legend as to the applicable restrictions on transferability in order to ensure compliance with federal and state securities laws, unless the Company determines that such legend is not required in order to ensure compliance with such federal and state securities laws. The Company may issue stop transfer instructions to its transfer agent in connection with such restrictions.

9. Notices. All notices required or permitted hereunder shall be given as provided in the Purchase Agreement and may be delivered by electronic mail in accordance therewith.

10. Ranking. The Company and the Holder each expressly acknowledge and agree that this Note represents senior unsecured obligations of the Company and that the indebtedness evidenced by this Note ranks pari passu in right of payment with all of the Company’s unsubordinated unsecured debt outstanding as of the date hereof and with any unsubordinated unsecured debt incurred by the Company after the date hereof. For the avoidance of doubt, nothing in this Section 10 shall be interpreted to provide the Holder with any priority over, or subordination to, any other unsubordinated unsecured indebtedness of the Company).

11. No Shareholder Rights. This Note shall not confer upon the Holder any rights as a shareholder of the Company, including, without limitation, the right to vote, consent or receive notice as a shareholder in respect of actions or meetings of shareholders, or the right to receive dividends, until this Note has been converted.

12. Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws. Any action brought by either party against the other concerning the transactions contemplated by this Note shall be brought only in the state courts of New York or in the federal courts located in the state and county of New York.

13. Charges, Taxes and Expenses. The issuance of a statement of book-entry for Ordinary Shares upon the conversion of this Note shall be made without charge to the Holder for any issue or other incidental expense in respect of the issuance of such Ordinary Shares, all of which expenses shall be paid by the Company. The Holder shall be solely responsible for any and all taxes arising from or in connection with the conversion of this Note or the issuance of Ordinary Shares hereunder. Unless the Holder timely provides the Company with a valid tax certificate, the Company shall be entitled to withhold taxes in accordance with applicable law, and the Holder shall promptly reimburse the Company for any taxes, penalties, or interest the Company is required to pay in connection therewith.

14. Loss, Theft or Destruction of Note. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft or destruction of this Note and of indemnity or security reasonably satisfactory to it, the Company shall issue and deliver, in lieu of this Note, a new Note, stating that such new Note is issued in replacement of this Note, making reference to the original date of issuance of this Note (and any successors hereto) and dated as of such cancellation.

15. Usury. This Note is hereby expressly limited so that in no event whatsoever shall the amount paid or agreed to be paid to the Holder hereunder exceed that permissible under applicable law. If at any time the performance of any provision of this Note involves a payment exceeding the limit that may be validly charged under applicable law, then the obligation to be performed shall be automatically reduced to such limit.

16. Issue Date. The provisions of this Note shall be construed and shall be given effect in all respects as if this Note had been issued and delivered by the Company on the earlier of the date hereof or the date of issuance of any Note for which this Note is issued in replacement.

17. Titles and Subtitles. The titles and subtitles used herein are used for convenience only and are not to be considered in construing or interpreting this Note.

18. Delays. No delay by the Holder in exercising any power or right hereunder shall operate as a waiver of any power or right.

19. Severability. If any provision of this Note is held to be illegal or unenforceable under applicable law, such provision shall be excluded from this Note and the balance of this Note shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

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IN WITNESS WHEREOF, the Company has caused this Note to be issued as of the date first above written.

COMPANY:

MARIS-TECH LTD.

By
Name:	Nir Bussi
Title:	Chief Financial Officer

Maris-Tech Ltd. Unsecured Convertible Promissory Note

Signature Page

Exhibit A

Conversion Notice

Pursuant to the Convertible Note dated as of November [_], 2025 (the “Note”).

Conversion Notice

To: Maris-Tech Ltd.

The undersigned, pursuant to the Note, hereby irrevocably elects to convert the portion of the outstanding Principal specified below into Ordinary Shares of Maris-Tech Ltd. in accordance with the terms of the Note, effective as of the Conversion Date set forth below.

Conversion Date:
Principal Amount to be Converted:
Total Conversion Amount to be converted:
Conversion Price:
Number of Ordinary Shares to be issued:

Please issue the Ordinary Shares in the following name and deliver them to the following account:

Issue to:
Broker DTC Participant Code:
Account Number:

Authorized Signature:
Name:
Title: